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                                  EXHIBIT 99
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                     Press Release Dated December 15, 1997
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Date:          December 15, 1997

Contact:       Investor Relations Department
               (402) 390-6553

FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (December 15, 1997) - Commercial Federal Corporation today announced that it has entered into a definitive agreement to acquire Perpetual Midwest Financial, Inc. (Perpetual), parent company of Perpetual Savings Bank, FSB, with headquarters in Cedar Rapids, Iowa. Following the acquisition, the parties intend that Perpetual will be merged with and into Commercial Federal Bank, a wholly-owned subsidiary of Commercial Federal Corporation.

     Under the terms of the agreement, Commercial Federal will acquire through a tax-free reorganization all 1,872,925 outstanding shares of Perpetual's common stock. Perpetual shareholders are to receive .8636 shares (.5757 pre stock split) of Commercial Federal's common stock in exchange for each outstanding share of Perpetual common stock. Based on Commercial Federal's closing stock price on December 15, 1997, the transaction has an aggregate value of approximately $57.4 million, or $30.66 per share.

     Perpetual operates four branch locations in Cedar Rapids, Iowa and one branch in Iowa City, Iowa and has assets of approximately $401.7 million, deposits of approximately $310.1 million and stockholder's equity of approximately $34.2 million.

     "This acquisition is a great addition to Commercial Federal's Iowa franchise when considered alongside the Liberty Financial acquisition. Cedar Rapids and Iowa City are two more fine communities that will benefit by having Commercial Federal branches," said William A. Fitzgerald, chairman of the board and chief executive officer of Commercial Federal.

     The acquisition is subject to regulatory approvals, approval by Perpetual's shareholders and other conditions. It is expected that the transaction will close late in the second calendar quarter of 1998.
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     Commercial Federal is the parent company of Commercial Federal Bank, which currently operates 108 branches in Nebraska (34), Colorado (21), Oklahoma (19), Kansas (27) and Iowa (7). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and investment services.

     As of September 30, 1997, Commercial Federal has assets of approximately $7.2 billion and deposits of approximately $4.3 billion. Commercial Federal Corporation stock is traded on the New York Stock Exchange under the symbol "CFB."